Exhibit 10.10

Consulting Agreement

This Consulting Agreement (the “Agreement” or “Consulting Agreement”), dated as of October 15, 2020, states the terms and conditions that govern the contractual agreement between Islander LLC (the “Consultant”), and Pontem Corp. having its principal place of business at 1140 Avenue of the Americas, 9th floor, New York, New York 10036 (the “Client”) who agrees to be bound by this Agreement.

WHEREAS, the Consultant offers consulting services in the field of financial services; and

WHEREAS, the Client desires to retain the services of the Consultant to render consulting services with regard to research according to the terms and conditions herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises made by the parties hereto, the Consultant and the Client (individually, each a “Party” and collectively, the “Parties”) covenant and agree as follows:

1.	Term

This Agreement shall be effective as of October 1, 2020.

2.	Consulting Services

The Consultant agrees that it shall work on projects as agreed by the Consultant and the Client (the “Consulting Services”).

3.	Termination

Either party may terminate this Agreement at any time, by giving two week’s written notice. Either party may terminate this Agreement if the other is in material breach or becomes insolvent.

4.	Consulting Fee

In consideration of the consulting services to be rendered hereunder, the Corporation will pay to the Consultant a cash fee of $60,000 U.S. Dollars per year, which shall be paid in 12 installments, one installment every month.

5.	Intellectual Property Rights in Work Product

The Parties acknowledge and agree that the Client will hold all intellectual property rights in any work product resulting from the Consulting Services including, but not limited to, copyright and trademark rights. The Consultant agrees not to claim any such ownership in such work product’s intellectual property at any time prior to or after the completion and delivery of such work product to the Client.

6.	Material Non-public Information

The Consultant must exclude any material non-public information from its work product and must make all efforts not to seek out such information.

7.	Confidentiality

The Consultant shall not disclose to any third party any details regarding the Client’s business, including, without limitation any information regarding any of the Client’s customer information, business plans, or price points (the “Confidential Information”), (ii) make copies of any Confidential Information or any content based on the concepts contained within the Confidential Information for personal use or for distribution unless requested to do so by the Client, or (iii) use Confidential Information other than solely for the benefit of the Client.

8.	No Modification Unless in Writing

No modification of this Agreement shall be valid unless in writing and agreed upon by both Parties.

9.	Notices

Any notice should be in writing and sent by email the addresses of the parties used in regular communication among the parties.

10.	Applicable Law

This Consulting Agreement and the interpretation of its terms shall be governed by and construed in accordance with the laws of the State of New York.

11.	Conflicts

The Consultant should immediately inform the Client, prior to execution of this agreement, if the Consultant is employed by either Ernst & Young LLP, RSM US LLP or Marcum LLP. The Consultant warrants that he is not employed by any entity that would cause a conflict of interest based on performance of this Agreement.

The Consultant shall disclose to the Client if the Consultant has any financial or beneficial ownership in any of the companies or entities related to the Consulting Services.

IN WITNESS WHEREOF, each of the Parties has executed this Consulting Agreement, both Parties by its duly authorized officer, as of the day and year set forth below.

Consultant	Pontem Corp.

/s/ Nina Murphy	/s/ Burak Alici
Islander LLC	Burak Alici
Nina Murphy	Managing Member